EXHIBIT 99.1

For Immediate Release

Contact: Jane M. Forbes

404-728-2719 Voice

404-728-3216 Fax

investor.relations@globalpay.com

Global Payments Reports First Quarter Earnings

ATLANTA, September 17, 2003 — Global Payments Inc. (NYSE: GPN) today announced results for the first quarter ended August 31, 2003. Revenue grew 7% to $136.5 million compared to $127.7 million in the prior year. Net income, excluding the impact of a restructuring charge, grew 15% to $16.8 million as compared to $14.6 million in the prior year quarter, and diluted earnings per share grew 13% to $0.44 compared to $0.39 in the prior year quarter.

During the fourth quarter of fiscal 2003, consistent with its ongoing strategy to consolidate operations, the company committed to a plan to close three operating facilities and consolidate these and other functions into other existing locations. Pursuant to this consolidation plan, the company recognized a $1.6 million restructuring charge during the quarter primarily related to one-time employee termination benefits. Global expects to complete this plan by the fourth quarter of fiscal 2004. To date, Global has spent approximately $3 million on this initiative and expects to spend a total of approximately $8 million.

First quarter GAAP net income and diluted earnings per share were $15.8 million and $0.41, respectively, compared to $14.6 million and $0.39, respectively, in the prior year.

Comments and Outlook

Chairman, President and CEO, Paul R. Garcia, stated, “We are pleased with another solid quarter reflecting our continued growth in our ISO and domestic direct distribution channels. In addition, our ongoing consolidation of operating functions, other cost reduction initiatives and last year’s acquisition integration efforts continue to produce operating margin improvements. As a result, we are reaffirming our annual revenue guidance of $542 million to $562 million and diluted earnings per share guidance of $1.57 to $1.64 for fiscal 2004. This guidance excludes the impact of restructuring charges and our recently announced DolEx acquisition. We are excited about this acquisition and currently expect to close this transaction by the end of 2003.

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Global Payments Reports First Quarter Earnings

September 17, 2003

Conference Call

Global Payments will hold a conference call on September 18, 2003, at 10:30 a.m. EDT to discuss financial results and business highlights. The conference call can be accessed by calling 1-888-428-4474 (U.S.) or 1-612-338-9017 (internationally), or via Web cast at www.globalpaymentsinc.com. A replay of the call will be available on the Global Payments Web site through September 28, 2003.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services to merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada and Europe. Global Payments offers a comprehensive line of payment solutions, including credit and debit cards, business-to-business purchasing cards, gift cards, check guarantee, check verification and recovery, terminal management and money transfer services. For additional information about the company and its services, visit www.globalpaymentsinc.com

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This announcement and comments made by Global Payments’ management during the conference call may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings, including the most recent Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands, except per share data)

	Three Months Ended August 31,
	2003	2002
Revenues	$136,464	$127,728

Operating expenses:
Cost of service	62,162	66,886
Sales, general and administrative	45,541	35,525
Restructuring	1,580	—

	109,283	102,411

Operating income	27,181	25,317

Other income (expense):
Interest and other income	324	270
Interest and other expense	(575)	(1,008)
Minority interest	(1,650)	(1,236)

	(1,901)	(1,974)

Income before income taxes	25,280	23,343
Provision for income taxes	9,455	8,730

Net Income	$15,825	$14,613

Earnings per share:
Basic	$0.43	$0.40

Diluted	$0.41	$0.39

Weighted average shares outstanding:
Basic	37,145	36,838
Diluted	38,310	37,776

CONSOLIDATED CONDENSED BALANCE SHEETS

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands)

	August 31, 2003	May 31, 2003
	(Unaudited)
Assets
Cash and cash equivalents	$96,120	$38,010
Accounts receivable, net	41,673	44,929
Claims receivable, net	789	608
Merchant processing receivable, net	3,166	34,170
Other current assets	10,638	10,486

Current assets	152,386	128,203

Property and equipment, net	50,271	51,785
Goodwill	161,216	161,216
Intangible assets, net	135,021	137,898
Other assets	5,129	5,132

Total assets	$504,023	$484,234

Liabilities & Shareholders’ Equity
Accounts payable and other accrued liabilities	$67,135	$61,405
Obligations under capital leases	1,200	1,456

Current liabilities	68,335	62,861

Obligations under capital leases	2,965	3,251
Other accrued liabilities	28,501	28,455

Total liabilities	99,801	94,567

Minority interest in equity of subsidiaries	22,929	23,241

Shareholders’ equity	381,293	366,426

Total liabilities & shareholders’ equity	$504,023	$484,234

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands)

	Three Months Ended August 31,
	2003	2002
Cash flows from operating activities:
Net income	$15,825	$14,613
Non-cash items
Depreciation and amortization	7,519	7,860
Minority interest in earnings	1,650	1,236
Other, net	1,454	2,888
Changes in working capital, which provided (used) cash
Merchant processing	5,570	(2,406)
Other, net	8,875	(4,449)

Net cash provided by operating activities	40,893	19,742

Cash flows from investing activities:
Capital expenditures	(3,128)	(5,201)
Net business development activities	—	(169)

Net cash used in investing activities	(3,128)	(5,370)

Cash flows from financing activities:
Net repayments on line of credit	—	(13,500)
Net borrowings on line of credit restricted for merchant funding	23,973	—
Principal payments under capital leases and other notes	(542)	(676)
Net stock issued to employees under stock plans and dividends	(3)	(216)
Distributions to minority interests	(1,962)	(1,680)

Net cash provided by (used in) financing activities	21,466	(16,072)

Effect of exchange rate changes on cash	(1,121)	(154)

Increase (decrease) in cash and cash equivalents	58,110	(1,854)
Cash and cash equivalents, beginning of period	38,010	19,194

Cash and cash equivalents, end of period	$96,120	$17,340

Unaudited Consolidated Statements of Income

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(in thousands, except per share data)

Three Months Ending August 31,	2003
	Normalized	One-Time[1]	GAAP
Revenue	$136,464	$—	$136,464

Operating expenses:
Cost of service	62,162	—	62,162
Sales, general and administrative	45,541	—	45,541
Restructuring and other	—	1,580	1,580

	107,703	1,580	109,283

Operating income	28,761	(1,580)	27,181

Other income/(expense)
Interest and other income	324	—	324
Interest and other expense	(575)	—	(575)
Minority interest in earnings	(1,650)	—	(1,650)

	(1,901)	—	(1,901)

Income before income taxes	26,860	(1,580)	25,280
Income taxes	10,046	(591)	9,455

Net income	$16,814	$(989)	$15,825

Basic shares	37,145	—	37,145
Basic earnings per share	$0.45	$(0.02)	$0.43

Diluted shares	38,310	—	38,310
Diluted earnings per share	$0.44	$(0.03)	$0.41

[1]	One-time adjustments consist of restructuring charges of $1.6 million primarily relating to severance due to redundant activities and facility closures, as well as the related income tax benefit using the company's effective tax rate.